As filed with the Securities and Exchange Commission on September 8, 2005 Registration No. 333-	_____________

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-3

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

VIEWPOINT CORPORATION

(Exact Name of Registrant as Specified in its Charter)

Delaware (State or Other Jurisdiction of Incorporation or Organization)	7373 (Primary Standard Industrial Classification Code Number)	95-4102687 (I.R.S. Employer Identification Number)

498 Seventh Avenue, Suite 1810

New York, New York 10018

(212) 201-0800

(Address, including zip code, and telephone number, including area code, of

Registrant’s principal executive offices)

Andrew J. Graf

Secretary and General Counsel

Viewpoint Corporation

498 Seventh Avenue, Suite 1810

New York, New York 10018

(212) 201-0800

(Name, address, including zip code, and telephone number,

including area code, of agent for service)

With a copy to:

Milbank, Tweed, Hadley & McCloy LLP

One Chase Manhattan Plaza

New York, New York 10005

(212) 530-5000

Attention: Alexander M. Kaye, Esq.

Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this Registration Statement until all the shares hereunder have been sold.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, please check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price Per Unit (1)	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common Stock, par value $.001 per share	2,375,034	$1.38	$3,277,546.92	$385.77
______________
(1)

Estimated solely for the purpose of calculating the amount of the registration fee in accordance with Rule 457(c) under the Securities Act based on the average of the high and low prices for Viewpoint Corporation’s common stock as reported on the Nasdaq National Market on September 2, 2005.

______________

The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act or until the registration statement shall become effective on such date as the Commission, acting pursuant to Section 8(a), may determine.

PROSPECTUS

PROSPECTUS SUBJECT TO COMPLETION, DATED SEPTEMBER 8, 2005

VIEWPOINT CORPORATION

2,375,034 SHARES OF COMMON STOCK

The selling stockholders identified on page 9 of this prospectus are offering these shares of common stock of Viewpoint Corporation. The shares may be offered through public or private transactions, at prevailing market prices or at privately negotiated prices. Viewpoint will not receive any portion of the proceeds from the sale of these shares.

Viewpoint’s common stock is quoted on the Nasdaq National Market under the symbol “VWPT.”

On September 2, 2005, the last reported closing price of the common stock on the Nasdaq National Market was $1.40 per share.

Our principal executive offices are located at 498 Seventh Avenue, Suite 1810, New York, New York 10018, and our telephone number is (212) 201-0800.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed on the adequacy or accuracy of the disclosures in the prospectus. Any representation to the contrary is a criminal offense.

The shares offered in this prospectus involve a high degree of risk. You should carefully consider the “Risk Factors” referenced on pages 1 – 7 in determining whether to purchase Viewpoint Corporation common stock.

The information in this prospectus is not complete and may be changed. No securities described in this prospectus can be sold until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

The date of this prospectus is September 8, 2005.

RISK FACTORS

An investment in Viewpoint involves a high degree of risk. You should consider carefully the following information about these risks, together with the other information contained or incorporated by reference in this prospectus, before you decide to invest in Viewpoint. If any of the following risks actually occur, our business, financial condition or results of operations would likely suffer. In this case, the market price of our common stock could decline, and you could lose all or part of your investment.

We have a history of losses and expect to incur losses in the future, which may cause our share price to decline.

We have had significant quarterly and annual operating losses since our inception, and as of December 31, 2004, we had an accumulated deficit of approximately $255.3 million. We may continue to incur operating losses in the future, which may cause our share price to decline.

We may have to obtain financing on less favorable terms, which could dilute current stockholders’ ownership interests in Viewpoint.

In order to fund our operations and pursue our growth strategy we may seek additional financing through public or private equity funding or from other sources. We have no commitment for additional financing and we may experience difficulty in obtaining additional financing on favorable terms, if at all. Any financing we obtain may contain covenants that restrict our freedom to operate our business or may have rights, preferences, or privileges senior to our common stock and may dilute our current stockholders’ ownership interest in Viewpoint.

Our business is difficult to evaluate because we have a limited operating history and have only relatively recently launched our search toolbar and Creative Innovator products.

We began offering our Graphically Enhanced Search toolbar services in March 2004 and Creative Innovator in November 2003. Accordingly, we have limited relevant operating history upon which an investor can make an evaluation of the likelihood of our success with these products. An investor in our securities must consider the uncertainties, expenses, and difficulties frequently encountered by companies such as ours that are in the early stages of development. An investor should consider the likelihood of our future success to be speculative in light of our limited operating history, as well as the problems, limited resources, expenses, risks, and complications frequently encountered by similarly situated companies in the early stages of development, particularly companies in new and rapidly evolving markets, such as Internet advertising, Internet search, and e-commerce.

Our competitors in the search business include much larger companies like Google, Microsoft, Yahoo! and others that have significantly greater resources than we do to build a business.

Developing a new business like our Search or Advertising delivery segments requires significant resources to continue to develop product innovations and attract customers. These businesses generated minimal revenues for us prior to June 2004. Our competitors in these new businesses are much larger with more extensive resources which may enable them to develop product enhancements that attract new customers more successfully than we can. Our inability to keep pace with these developments may cause our revenue growth to be reduced or even eliminated.

Our efforts to distribute our graphically enhanced search toolbar may experience setbacks limiting or reducing our search revenue.

We distribute our Graphically Enhanced Search toolbar through a complicated process that relies on internet users visiting websites or seeing advertising for a sufficient period of time to receive the software that eventually offers them our search toolbar. We need to continue to expand our reach of internet users who visit affiliated websites or view our advertising in order to receive the software. We have had some success at reaching and offering our Viewpoint Toolbar to approximately 4.0 million internet users per month during the third and fourth quarters of 2004. However, there can be no assurance that this pace of growth, which is dependent on our ability to extend our internet reach, will continue. Additionally our reach is impacted by the rate of uninstallation of our Viewpoint Toolbars. We believe 3.3 million Viewpoint Toolbars were uninstalled during 2004 after being accepted by a consumer. The Viewpoint Toolbars could have been uninstalled for a variety of reasons including lack of use, concern over performance, acceptance of a competitor’s product or user error. If we are not able to continue to offer the Viewpoint Toolbar at the current rate, the pace of uninstallations could lead to a decrease in our total net installed universe.

The success of our Graphically Enhanced Search operations depends on users’ satisfaction with search results supplied by Yahoo!.

We entered into an agreement with Yahoo! which establishes Yahoo! as our exclusive supplier of search results for the Viewpoint Toolbar for two years. The market for products that enable and supply search results is relatively new, intensely competitive, and rapidly changing. Yahoo!’s principal competitors for supplying search results include Google Inc. and Microsoft. If these or other competitors develop more popular search results, end users may choose to use search toolbars or other search methods through which results from these competitors are supplied.

We may be unable to successfully replace our search results vendor when our distribution agreement with Yahoo! expires in March 2006.

We receive paid search results from Yahoo!. Yahoo! is successful at attracting advertisers who seek to purchase internet search advertisements, and our agreement with Yahoo! provides us a satisfactory percentage of those revenues. Our contract with Yahoo! expires in March 2006. There can be no assurance that our agreement with Yahoo! will be renewed on the same terms, if at all. Furthermore, there can be no assurance that we would be able to successfully replace Yahoo! with another provider of search results on similar financial terms if necessary.

Our software products may be wrongly labeled as spyware or adware which might lead to their uninstallation causing a decrease in revenues.

Our software products do not collect personally-identifiable information about users or track their activity on the internet. Nonetheless, our software products, including the Viewpoint Toolbar and the Viewpoint Media Player, have been wrongly characterized as spyware or adware by certain security software vendors. We monitor activity in this area and undertake efforts to educate vendors about the characteristics of our software, and thus far have been successful at getting these vendors to change their characterization of our Viewpoint Toolbar. Should we fail to persuade such vendors about the functionality of our Viewpoint Toolbar, or not learn about a false characterization on a timely basis, a substantial number of our Viewpoint Toolbars could be uninstalled leading to a decrease in our revenues and our business will be materially and adversely affected.

Our business may not grow if the Internet advertising market does not continue to develop or if we are unable to successfully implement our business model.

A significant part of our business model is to generate revenue by providing interactive marketing solutions to advertisers, ad agencies and web publishers. The profit potential for this business model is unproven. For our business to be successful, internet advertising will need to achieve increasing market acceptance by advertisers, ad agencies and web publishers. The intense competition among Internet advertising sellers has led to the creation of a number of pricing alternatives for Internet advertising. These alternatives make it difficult for us to project future levels of advertising revenue and applicable gross margin that can be sustained by us or the Internet advertising industry in general.

Intensive marketing and sales efforts may be necessary to educate prospective advertisers regarding the uses and benefits of, and to generate demand for, our products and services. Advertisers may be reluctant or slow to adopt a new approach that may replace, limit or compete with their existing systems. Acceptance of our new solutions will depend on the continued emergence of Internet commerce, communication, and advertising, and demand for its solutions. We cannot assure you that use of the Internet will continue to grow or that current uses of the Internet are sustainable.

Our failure to successfully compete may hinder our growth.

The markets for Internet advertising and related products and services are intensely competitive and such competition is expected to increase. Our failure to successfully compete may hinder our growth. Many of our competitors have longer operating histories, greater name recognition, larger customer bases and significantly greater financial, technical and marketing resources than ours. In addition, current and potential competitors have established or may establish cooperative relationships among themselves or with third parties to increase the ability of their products or services to address the needs of our prospective clients. We cannot be certain that we will be able to successfully compete against current or future competitors. In addition, the Internet must compete for a share of advertisers’ total budgets with traditional advertising media, such as television, radio, cable and print, as well as content aggregation companies and other companies that facilitate Internet advertising. To the extent that the Internet is perceived to be a limited or ineffective advertising or direct marketing medium, advertisers and direct marketers may be reluctant to devote a significant portion of their advertising budgets to Internet marketing.

Our revenues will be subject to seasonal fluctuations.

We believe that our revenues will be subject to seasonal fluctuations because advertisers generally place fewer advertisements during the first and third calendar quarters of each year and direct marketers mail substantially more marketing materials in the third quarter of each year. Furthermore, Internet user traffic typically drops during the summer months, which reduces the number of advertisements to sell and deliver and searches performed. Expenditures by advertisers and direct marketers tend to vary in cycles that reflect overall economic conditions as well as budgeting and buying patterns. Our revenue could be materially reduced by a decline in the economic prospects of advertisers, direct marketers or the economy in general, which could alter current or prospective advertisers’ spending priorities or budget cycles or extend our sales cycle. Due to such risks, you should not rely on quarter-to-quarter comparisons of our results of operations as an indicator of our future results. Our staffing and other operating expenses are based in large part on anticipated revenues. It may be difficult for us to adjust our spending to compensate for any unexpected shortfall. If we are unable to reduce our spending following any such shortfall, our results of operations would be adversely affected.

We may enter into business combinations and strategic alliances which could be difficult to integrate and may disrupt our business.

We acquired Unicast Communications Corp. on January 3, 2005 and may continue to pursue expansion of our operations or market presence by entering into additional business combinations, investments, joint ventures or other strategic alliances with other companies. These transactions create risks such as:

•	difficulty assimilating the operations, technology and personnel of the combined companies;
•	disruption of our ongoing business;
•	problems retaining key technical and managerial personnel;
•	expenses associated with amortization of purchased intangible assets;
•	additional operating losses and expenses of acquired businesses; and
•	impairment of relationships with existing employees, customers and business partners.

The acquisition of Unicast includes all of the risks outlined above and may lead to a reduction of operating income if we are not able to successfully integrate the customers, employees and products into our offerings. We have not entered into negotiations to acquire any other businesses.

We may need to develop new products or other untested methods of increasing sales with our existing products or distribution network to generate sales and if we are unsuccessful the growth of our business may cease or decline.

Our license and services revenues have declined over recent periods. If this decrease in sales of our products continues or our new products are unsuccessful, we will be unable to generate sufficient revenues to offset current costs. Accordingly, we may be required to develop new products or other untested methods to increase sales. If these new products or untested methods fail to increase sales, our business may cease or decline.

We will need to keep pace with rapid technological change in the Internet search and advertising industries.

In order to remain competitive, we will be continually required to enhance and to improve the functionality and features of our Search and Advertising systems segments, which could require us to invest significant capital. If our competitors introduce new products and services embodying new technologies, or if new industry standards and practices emerge, our existing services, technology, and systems may become obsolete and we may not have the funds or technical know-how to upgrade our services, technology, and systems. We may face material delays in introducing new services, products, and enhancements. If such delays occur, our users may forego use of our services and select those of our competitors, in which event, our business, prospects, financial condition and results of operations could be materially adversely affected.

Our ad campaign management and deployment solution may not be successful and may cause business disruption.

Creative Innovator is our proprietary ad deployment technology. We must, among other things, ensure that this technology will function efficiently at high volumes, interact properly with our database, offer the functionality demanded by our customers and assimilate our sales and reporting functions. Customers may become dissatisfied by any system failure that interrupts our ability to provide our services to them, including failures affecting our ability to deploy advertisements without significant delay to the viewer. Sustained or repeated system failures would reduce the attractiveness of our solutions to advertisers, ad agencies, and web publishers and could result in contract terminations, fee rebates and make-goods, thereby reducing revenue. Slower response time or system failures may also result from straining the capacity of our deployed software or hardware due to an increase in the volume of advertising deployed through our servers. To the extent that we do not effectively address any capacity constraints or system failures, our business, results of operations and financial condition could be materially and adversely affected.

We might experience significant defects in our products.

Software products frequently contain errors or failures, especially when first introduced or when new versions are released. We might experience significant errors or failures in our products, or they might not work with other hardware or software as expected, which could delay the growth of our Viewpoint Toolbar or Creative Innovator products, or which could adversely affect market acceptance of our products. Any significant product errors or design flaws would slow the adoption of our products and cause damage to our reputation, which would seriously harm our business. If customers were dissatisfied with product functionality or performance, we could lose revenue or be subject to liability for service or warranty costs and claims, and our business, operating results and financial condition could be adversely affected.

Our technical systems are vulnerable to interruption and damage.

A disaster could interrupt our services for an indeterminate length of time and severely damage our business, prospects, financial condition and results of operations. Our systems and operations are vulnerable to damage or interruption from fire, floods, power loss, telecommunications failures, break-ins, sabotage, computer viruses, penetration of our network by unauthorized computer users and “hackers,” and similar events. The occurrence of a natural disaster or unanticipated problems at our technical operations facilities could cause material interruptions or delays in our business, loss of data, or render us unable to provide services to customers. Failure to provide the data communications capacity we require, as a result of human error, natural disaster, or other operational disruptions could cause interruptions in our services and web sites. The occurrence of any or all of these events could adversely affect our business, prospects, financial condition and results of operations.

In addition, interruptions in our services could result from the failure of our telecommunications providers to provide the necessary data communications capacity in the time frame we require. Our Creative Innovator technology resides on computer systems located in our data centers hosted by IBM and Savvis and uses the networking capabilities of these companies, Akamai and other providers. These systems’ continuing and uninterrupted performance is critical to our success. Despite precautions that we have taken, unanticipated problems affecting our systems in the future could cause interruptions in the delivery of our solutions. Our business, results of operations and financial condition could be materially and adversely affected by any damage or failure that interrupts or delays our operations. To improve the performance and to prevent disruption of our services, we may have to make substantial investments to deploy additional servers or one or more copies of our web sites to mirror our online resources. Although we believe we carry property insurance with adequate coverage limits, our coverage may not be adequate to compensate us for all losses, particularly with respect to loss of business and reputation, that may occur.

Our stock price is volatile, which could subject us to class action litigation.

The market price of our common stock has fluctuated significantly in the past. The price at which our common stock will trade in the future will depend on a number of factors including:

•	actual or anticipated fluctuations in our operating results;
•	general market and economic conditions affecting Internet companies;
•	our announcement of new products, technologies or services; and
•	developments regarding our products, technologies or services, or those of our competitors.

In addition, securities class action litigation has often been brought against companies following periods of volatility in the market price of their securities. We may in the future be the target of similar litigation. Securities litigation could result in substantial costs and divert management’s attention and resources, which could have a material adverse effect on our business, financial condition, operating results and cash flows.

Our charter documents could make it difficult for an unsolicited third party to acquire us.

Our certificate of incorporation and by-laws contain provisions that could make it difficult for an unsolicited third party to acquire control of us, even if a change in control would be beneficial to stockholders. For example, our certificate of incorporation authorizes our board of directors to issue up to 5,000,000 shares of “blank check” preferred stock. Without stockholder approval, the board of directors has the authority to attach special rights, including voting and dividend rights, to this preferred stock. With these rights, preferred stockholders could make it more difficult for an unsolicited third party to acquire our company. In addition, we must receive a stockholders’ proposal for an annual meeting within a specified period for that proposal to be included on the agenda. Because stockholders do not have the power to call meetings and stockholder proposals for consideration at an annual or special meeting are subject to timing requirements, any third-party takeover not supported by the board of directors would be subject to significant delays and difficulties.

The market for digital visualization solutions is characterized by rapidly changing technology, and if we do not respond in a timely manner, our products and technologies may not succeed in the marketplace.

The market for e-commerce visualization solutions is characterized by rapidly changing technology. As a result, our success depends substantially upon our ability to continue to enhance our products and technologies and to develop new products and technologies that meet customers’ increasing expectations. Additionally, we may not be successful in developing and marketing enhancements to our existing products and technologies or introducing new products and technologies on a timely basis. Our new or enhanced products and technologies may not succeed in the marketplace.

In addition, the computer graphics industry is subject to rapidly changing methods and models of information delivery. If a general market migration to a method of information delivery that is not conforming with our technologies were to occur, our business and financial results would be adversely impacted.

We may be unable to protect our intellectual property rights.

Our success and ability to compete substantially depend on the uniqueness or value of our products and technologies. We rely on a combination of copyright, trademark, patent, trade secret laws, and employee and third-party nondisclosure agreements to protect our intellectual and proprietary rights, products, and technologies. Policing unauthorized use of our products and technologies is difficult and the steps we take may not prevent the misappropriation or infringement of technology or proprietary rights. In addition, litigation may be necessary to enforce our intellectual property rights. Such misappropriation or litigation could result in substantial costs and diversion of resources and the potential loss of intellectual property rights, any of which would adversely impair our business.

We may be liable for infringing the intellectual property rights of others.

Our products and technologies may be the subject of infringement claims in the future. This could result in costly litigation and could require us to obtain a license to the intellectual property of third parties. We may be unable to obtain licenses from these third parties on favorable terms, if at all. Even if a license is available, we may have to pay substantial royalties to obtain it. If we cannot obtain necessary licenses on reasonable terms, our business would be adversely affected.

Regulatory and legal uncertainties could harm our business.

We are not currently subject to direct regulation by any government agency other than laws or regulations applicable generally to e-commerce. Due to the increasing popularity and use of the Internet and other online services, federal, state, and local governments may adopt laws and regulations, or amend existing laws and regulations, with respect to the Internet or other online services covering issues such as user privacy, pricing, content, copyrights, distribution, and characteristics and quality of products and services. In 1998, the United States Congress established the Advisory Committee on Electronic Commerce which is charged with investigating, and making recommendations to Congress regarding, the taxation of sales by means of the Internet. Furthermore, the growth and development of the market for e-commerce may prompt calls for more stringent consumer protection laws and impose additional burdens on companies conducting business online. The adoption of any additional laws or regulations may decrease the growth of the Internet or other online services, which could, in turn, decrease the demand for our services and increase our cost of doing business, or otherwise have a material adverse effect on our business, prospects, financial condition and results of operations. Moreover, the relevant governmental authorities have not resolved the applicability to the Internet and other online services of existing laws in various jurisdictions governing issues such as property ownership and personal privacy and it may take time to resolve these issues definitively. Any new legislation or regulation, the application of laws and regulations from jurisdictions whose laws do not currently apply to our business, or the application of existing laws and regulations to the Internet and other online services could have a material adverse effect on our business, prospects, financial condition and results of operations.

Internet security poses risks to our entire business.

The process of e-commerce aggregation by means of our hardware and software infrastructure involves the transmission and analysis of confidential and proprietary information of the advertiser, as well as our own confidential and proprietary information. The compromise of our security or misappropriation of proprietary information could have a material adverse effect on our business, prospects, financial condition and results of operations. We rely on encryption and authentication technology licensed from other companies to provide the security and authentication necessary to effect secure Internet transmission of confidential information, such as credit and other proprietary information. Advances in computer capabilities, new discoveries in the field of cryptography, or other events or developments may result in a compromise or breach of the technology used by us to protect client transaction data. Anyone who is able to circumvent our security measures could misappropriate proprietary information or cause material interruptions in our operations. We may be required to expend significant capital and other resources to protect against security breaches or to minimize problems caused by security breaches. To the extent that our activities or the activities of others involve the storage and transmission of proprietary information, security breaches could damage our reputation and expose us to a risk of loss or litigation and possible liability. Our security measures may not prevent security breaches. Our failure to prevent these security breaches may have a material adverse effect on our business, prospects, financial condition and results of operations.

FORWARD-LOOKING STATEMENTS

In addition to historical information, this prospectus contains forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially from the results implied by the forward-looking statements. Factors that might cause or contribute to such differences include, but are not limited to, those discussed in the section entitled “Risk Factors.” You should carefully review the risks described in other documents we file from time to time with the Securities and Exchange Commission, including any future reports to be filed in 2005 and our Annual Report on Form 10-K for 2004. When used in this prospectus, the words “expects,” “anticipates,” “intends,” “plans,” “believes,” “seeks,” “targets,” “estimates,” and similar expressions are generally intended to identify forward-looking statements. You should not place undue reliance on these forward-looking statements, which speak only as of the date of this prospectus. We undertake no obligation to publicly release any revisions to the forward-looking statements or reflect events or circumstances after the date of this prospectus.

OTHER INFORMATION

You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with information different from that contained in this prospectus. The selling stockholders are offering to sell, and seeking offers to buy, shares of common stock only in jurisdictions where offers and sales are permitted. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of our common stock.

No action is being taken in any jurisdiction outside the United States to permit a public offering of the common stock or possession or distribution of this prospectus in that jurisdiction. Persons who come into possession of this prospectus in jurisdictions outside the United States are required to inform themselves about and to observe any restrictions as to this offering and the distribution of this prospectus applicable to that jurisdiction.

USE OF PROCEEDS

We will not receive any proceeds from the sale of the shares of common stock offered by the selling stockholders under this prospectus.

PRIVATE PLACEMENTS OF COMMON STOCK

On December 1, 2004, we entered into a stock purchase agreement with the MacManus Group, Inc., Kenneth Fadner, James Lash and Grace Internet Capital, LLC, pursuant to which we issued to these selling stockholders 1,084,711 shares of our common stock in partial consideration for all of the outstanding common stock of Unicast Communications Corp. Based upon the working capital calculation during the period following the acquisition, we have no additional obligation to issue shares or pay cash to such selling stockholders.

In connection with the December 1, 2004 stock purchase agreement, we entered into a registration rights agreement with the MacManus Group, Inc., Kenneth Fadner, James Lash and Grace Internet Capital, LLC. The registration rights agreement requires us to file a registration statement covering the resale of all of the shares of common stock issued to these selling stockholders. We have agreed to pay all registration expenses in connection with such registration (other than underwriting discounts and commissions), to reimburse these selling stockholders for up to $5,000 in legal expenses, and to customary indemnification and contribution protections for the selling stockholders under the federal securities laws and otherwise.

On July 27, 2005, we entered into a stock purchase agreement with Federal Partners, L.P., pursuant to which we issued to this selling stockholder 1,290,323 shares of our common stock in return for an aggregate consideration of $2.0 million. The stock purchase agreement also provides Federal Partners with the right to nominate one qualified individual to serve as a member of the Board of Directors and Viewpoint has agreed to take such actions as shall be reasonably necessary to ensure that such individual is elected as a director of Viewpoint.

In connection with the July 27, 2005 stock purchase agreement, we entered into a registration rights agreement with Federal Partners. The registration rights agreement requires us to (i) file a registration statement covering the resale of all of the shares of common stock issued to this selling stockholder no later than forty five (45) days following July 27, 2005 and (ii) have the registration statement declared effective no later than one hundred eighty (180) days following July 27, 2005. Failure to meet these deadlines subjects us to a cash penalty based upon the number of days in which we are in default. We have agreed to pay all registration expenses in connection with such registration (other than underwriting discounts and commissions), to reimburse Federal Partners for up to $5,000 in legal expenses, and to customary indemnification and contribution protections for these selling stockholders under the federal securities laws and otherwise.

SELLING STOCKHOLDERS

We are registering the shares of common stock in order to permit the selling stockholders to offer the shares for resale from time to time.

The MacManus Group, Inc., Kenneth Fadner, James Lash, Grace Internet Capital, LLC and Federal Partners, L.P. are the selling stockholders. The Clark Estates, Inc. provides management and administrative services to Federal Partners and has the sole power to vote or to direct the vote and to dispose of or direct the disposition of all shares held by Federal Partners. Stephen M. Duff, is the Chief Investment Officer of The Clark Estates, Inc. and the treasurer of the general partner of Federal Partners, L.P. Mr. Duff was elected as a member of the board of directors of Viewpoint as of May 5, 2003.

Federal Partners acquired 4.95% subordinated notes in the amount of $3,050,000 and 3,150,002 shares of our common stock in a private placement on March 26, 2003. Federal Partners also acquired 3,125,000 shares of our common stock in a private placement on November 12, 2003. In addition, on July 27, 2005, Federal Partners agreed to extend the maturity date of the 4.95% subordinated notes in the amount of $3,050,000 two years, from March 31, 2006 to March 31, 2008 in exchange for $61,000. In connection therewith, we cancelled the old notes and issued a new 4.95% subordinated note in the amount of $3,050,000 with a maturity date of March 31, 2008.

In connection with the acquisition of all of the outstanding common stock of Unicast Communications Corp., long-term debt issued by Unicast to the MacManus Group remains outstanding at the Unicast subsidiary level. The debt is comprised of (i) an unsecured promissory note issued by Unicast dated February 27, 2004 in the principal amount of $1 million that bears interest at 5% per annum, compounded annually, and matures in February 2011 and (ii) a secured promissory issued by Unicast to the MacManus Group amended and restated February 27, 2004 in the principal amount of $2 million, that bears interest at 5% per annum and is secured by substantially all of the Unicast subsidiary’s assets. In connection with Viewpoint’s acquisition of all of the outstanding common stock, Viewpoint agreed to become an additional obligor under the secured promissory note and Viewpoint’s assets will become additional collateral to secure the obligations if certain contingencies occur, such as Viewpoint’s failure to operate the Unicast ad-serving business through the Unicast subsidiary or the ad-serving business fails to achieve certain revenue targets. Concurrently with completion of the acquisition, Viewpoint made a payment of $250,000 to reduce the amount outstanding under the secured promissory note.

Except for the foregoing and the acquisition of common stock described under the heading “Private Placements of Common Stock”, the selling stockholders have not had any other material relationship with us within the past three years.

The table below sets forth other information regarding the beneficial ownership of common stock by the selling stockholders. The second column lists the number of shares of common stock beneficially owned by the selling stockholders as of September 7, 2005. The third column lists the shares of common stock being offered by this prospectus by the selling stockholders. The selling stockholders may sell all, some or none of its shares in this offering. See “Plan of Distribution.”

Other than the ownership by Federal Partners of 6,275,002 shares of our common stock, Federal Partners beneficially owned no other shares of Viewpoint’s common stock immediately prior to the closing of the private placement on July 27, 2005 and the other selling stockholders did not beneficially own any shares of Viewpoint’s common stock immediately prior to the closing of the private placement on January 3, 2005.

Name	Number of Shares Beneficially Owned Before Offering	Maximum Number of Shares to be Sold Pursuant to this Prospectus	Number of Shares Owned After Offering
The MacManus Group, Inc.	213,149	213,149	0

Kenneth Fadner	453,941	453,941	0

James Lash	406,347	406,347	0

Grace Internet Capital LLC	11,274	11,274	0

Federal Partners, L.P.(1)(2)	7,565,325	1,290,323	6,275,002

Total	8,650,036	2,375,034	6,275,002

(1)	Federal Partners, L.P. is a Delaware limited partnership. Kevin S. Moore and Stephen M. Duff have voting/investment control over Federal Partners.
(2)

The Clark Estates, Inc. provides management and administrative services to Federal Partners and has the sole power to vote or to direct the vote and to dispose of or direct the disposition of all shares held by Federal Partners. An additional 553,400 shares are held of record by the Clark Estates for the benefit of accounts for which the Clark Estates provides management and administrative services.

At the time the selling stockholders acquired the shares being offered under this prospectus, the selling stockholders had no agreements or understandings, directly or indirectly, with any person to distribute these shares.

PLAN OF DISTRIBUTION

We are registering the shares of common stock issued to the selling stockholders to permit the resale of these shares of common stock by the holders of the common stock from time to time after the date of this prospectus. Other than as set forth in the following paragraph, we will bear all reasonable fees and expenses incident to our obligation to register the shares of common stock.

The selling stockholders may sell all or a portion of the common stock offered under this prospectus from time to time directly or through one or more underwriters, broker-dealers or agents. If the common stock is sold through underwriters or broker-dealers, the selling stockholders will be responsible for underwriting discounts or commissions or agent’s commissions. The common stock may be sold in one or more transactions at fixed prices, at prevailing market prices at the time of the sale, at varying prices determined at the time of sale, or at negotiated prices. These sales may be effected in transactions, which may involve crosses or block transactions:

•	on any national securities exchange or quotation service on which the securities may be listed or quoted at the time of sale;
•	in the over-the-counter market;
•	in transactions otherwise than on these exchanges or systems or in the over-the-counter market;
•	in privately negotiated transactions;
•	through put or call option transactions, whether such options are listed on an options exchange or otherwise;
•	through the settlement of short sales;
•	through a combination of any such methods of sale; and
•	through any other method permitted pursuant to applicable law.

The selling stockholders may also sell shares under Rule 144 of the Securities Act of 1933, as amended, if available, rather than under this prospectus.

If a selling stockholder effects such transactions by selling shares of common stock to or through underwriters, broker-dealers or agents, the underwriters, broker-dealers or agents may receive commissions in the form of discounts, concessions or commissions from the selling stockholder or commissions from purchasers of the shares of common stock for whom they may act as agent or to whom they may sell as principal. These discounts, concessions or commissions as to particular underwriters, broker-dealers or agents may be in excess of those customary in the types of transactions involved. In connection with sales of the common stock or otherwise, a selling stockholder may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the common stock in the course of hedging in positions they assume. The selling stockholders may also sell shares of common stock short and deliver shares of common stock covered by this prospectus to close out short positions. The selling stockholders may also loan or pledge shares of common stock to broker-dealers that in turn may sell such shares.

The selling stockholders may pledge or grant a security interest in some or all of the shares of common stock owned by them and, if a selling stockholder defaults in the performance of its secured obligations, the pledgees or secured parties may offer and sell the shares of common stock from time to time under this prospectus or any amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act of 1933, as amended, amending, if necessary, the list of selling stockholders to include the pledgee, transferee or other successors in interest as selling stockholders under this prospectus. The selling stockholders also may transfer, donate, and distribute the shares of common stock in other circumstances, in which case the transferees, donees, pledgees, distributees, or other successors in interest will be the selling beneficial owners for purposes of this prospectus.

The selling stockholders and any broker-dealer participating in the distribution of the shares of common stock may be deemed to be “underwriters” within the meaning of the Securities Act of 1933, as amended, and any commission paid, or any discounts or concessions allowed to any such broker-dealer may be deemed underwriting commissions or discounts under the Securities Act of 1933, as amended. At the time a particular offering of the shares of common stock is made, a prospectus supplement, if required, will be distributed which will set forth the aggregate amount of shares of common stock being offered and the terms of the offering, including the name or names of any broker-dealers or agents, any discounts, commissions and other terms constituting compensation from the selling stockholders and any discounts, commissions or concessions allowed or re-allowed or paid to broker-dealers.

Under the securities laws of some states, the shares of common stock may be sold in such states only through registered or licensed brokers or dealers.

There can be no assurance that any selling stockholder will sell any or all of the shares of common stock registered pursuant to the registration statement, of which this prospectus forms a part.

The selling stockholders and any other person participating in such distribution will be subject to applicable provisions of the Securities Exchange Act of 1934, as amended, and the rules and regulations under that statute, including, without limitation, possibly Regulation M. This may limit the timing of purchases and sales of any of the shares of common stock by the selling stockholders and any other participating person. Regulation M may also restrict the ability of any person engaged in the distribution of the shares of common stock to engage in market-making activities with respect to the shares of common stock. All of the foregoing may affect the marketability of the shares of common stock and the ability of any person or entity to engage in market-making activities with respect to the shares of common stock.

We will indemnify the selling stockholders against liabilities, including some liabilities under the Securities Act of 1933, as amended, in accordance with the registration rights agreement. We may be indemnified by the selling stockholders against civil liabilities, including liabilities under the Securities Act of 1933, as amended, that may arise from any written information they furnish to us specifically for use in this prospectus, in accordance with the registration rights agreement.

Once sold under the registration statement of which this prospectus forms a part, the shares of common stock will be freely tradable in the hands of persons other than our affiliates.

Each share of common stock is sold together with certain stock purchase rights. These rights are described in the Amended and Restated Rights Agreement, dated as of June 24, 1999, filed as Exhibit 4 to our registration statement filed on Form 8-A (File No. 000-27168), which we filed with the SEC on October 29, 1999, as amended by Amendment 1 to the Amended and Restated Rights Agreement, dated as of November 28, 2000, filed as Exhibit 99.5 to our registration statement filed on Form 8-A, which we filed with the SEC on December 5, 2000. See “Incorporation of Documents by Reference” below.

LEGAL MATTERS

The validity of the common stock offered by this prospectus will be passed on for us by Andrew J. Graf, General Counsel of Viewpoint Corporation, New York, New York.

EXPERTS

The financial statements and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control over Financial Reporting) incorporated in this prospectus by reference to the Annual Report on Form 10-K for the year ended December 31, 2004 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting. The financial statements of Unicast Communications Corp. incorporated in this prospectus by reference to our Current Report on Form 8-K/A filed with the Securities and Exchange Commission on March 22, 2005 have been so incorporated in reliance on the report of Tarlow & Co., C.P.A.’S, an independent auditing firm, given on the authority of said firm as experts in auditing and accounting.

INCORPORATION OF DOCUMENTS BY REFERENCE

The Commission allows us to “incorporate by reference” in this prospectus reports that we file with them, which means that we can disclose important information to you by referring you to those reports. Accordingly, we are incorporating by reference in this prospectus the documents listed below and any documents we file with the Commission under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, after the date of this prospectus until the offering is completed:

(1)	our Annual Report on Form 10-K for the year ended December 31, 2004;
(2)	our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2005 and June 30, 2005
(3)

our Current Reports on Form 8-K filed on January 7, 2005, March 17, 2005, May 5, 2005, June 10, 2005, July 7, 2005, July 28, 2005 and August 26, 2005 and our Current Reports on Form 8-K/A filed on March 21, 2005 and March 22, 2005; and

(4)

the description of our common stock set forth on our registration statement filed on October 26, 1995 with the Commission on Form 8-A pursuant to Section 12 of the Securities Exchange Act of 1934, as amended, including any amendments or reports filed for the purpose of updating that description.

In addition, all reports and other documents filed by us pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of the initial filing of this registration statement and prior to the termination of this offering shall be deemed to be incorporated by reference into this prospectus and to be part hereof from the date of filing of such reports and other documents.

The information incorporated by reference is deemed to be part of this prospectus, except for any information superseded by information contained directly in this prospectus. Any information that we file later with the Commission under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, will automatically update and supersede this information.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other documents with the Securities and Exchange Commission under the Securities Exchange Act of 1934, as amended. You may read and copy any of those reports, proxy statements or other documents at the public reference facilities maintained by the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, NW, Washington, DC 20549. Please call the Commission at 1-800-SEC-0330 for further information on its public reference facilities. These filings are also available to the public from commercial document retrieval services and at the Commission’s Web site at http://www.sec.gov. You may also read and copy our annual and quarterly reports from our website at http://www.viewpoint.com.

Our common stock is quoted on the Nasdaq National Market. Reports, proxy statements and other information concerning Viewpoint can be inspected at the National Association of Securities Dealers, Inc., 1735 K Street, N.W., Washington, D.C. 20006. In addition, we maintain a website at www.viewpoint.com that contains additional information, including news releases, about our business and operations. Information contained in this website does not constitute, and shall not be deemed to constitute, part of this prospectus.

You may also request a copy of any of our filings with the Commission, or any of the agreements or other documents that constitute exhibits to those filings, at no cost, by writing or telephoning us at the following address or phone number:

Corporate Secretary

Viewpoint Corporation

498 Seventh Avenue, Suite 1810

New York, New York 10018

(212) 201-0800

Attn: Andrew J. Graf, Corporate Secretary

This prospectus constitutes a part of a registration statement on Form S-3 filed by us with the Commission under the Securities Act of 1933, as amended. This prospectus does not contain all the information that is contained in the registration statement, some of which we are allowed to omit under the rules and regulations of the Commission. We refer to the registration statement and to the exhibits filed with the registration statement for further information with respect to Viewpoint. Copies of the registration statement and the exhibits to the registration statement are on file at the offices of the Commission and may be obtained upon payment of the prescribed fee or may be examined without charge at the public reference facilities of the Commission described above. Statements contained in this prospectus concerning the provisions of documents are summaries of the material provisions of those documents, and each of those statements is qualified in its entirety by reference to the copy of the applicable document filed with the Commission. Since this prospectus may not contain all of the information that you may find important, you should review the full text of these documents.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14. Other expenses of issuance and distribution

The following table sets forth the estimated costs and expenses, other than the underwriting discounts and commissions, all of which are payable by Viewpoint Corporation (the “Registrant”), in connection with the sale of the common stock being offered by the selling stockholders.

SEC registration fee	$400.00
Legal fees and expenses	$32,000.00
Accounting fees and expenses	$5,000.00
Printing expenses	$2,000.00
Miscellaneous	$1,000.00

Total	$40,400.00

Item 15. Indemnification of directors and officers

Section 145 of the Delaware General Corporation Law (“DGCL”) makes provision for the indemnification of officers and directors in terms sufficiently broad to indemnify officers and directors under certain circumstances from liabilities (including reimbursement for expenses incurred) arising under the Securities Act of 1933, as amended. Section 145 of the DGCL empowers a corporation to indemnify its directors and officers and to purchase insurance with respect to liability arising out of their capacity or status as directors and officers, provided that this provision shall not eliminate or limit the liability of a director: (1) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (2) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (3) arising under Section 174 of the DGCL or (4) for any transaction from which the director derived an improper personal benefit. The DGCL provides further that the indemnification permitted thereunder shall not be deemed exclusive of any other rights to which the directors and officers may be entitled under the corporation’s bylaws, any agreement, a vote of stockholders or otherwise.

The Registrant’s amended and restated certificate of incorporation provides for indemnification of the Registrant’s directors against liability to the Registrant and its stockholders to the fullest extent permitted by the DGCL.

The Registrant’s Bylaws provide that the Registrant shall indemnify its directors and officers and may indemnify others to the fullest extent permitted by law. The Registrant’s Bylaws also permit the Registrant to secure insurance on behalf of any officer, director, employee or other agent for any liability arising out of his or her actions in such capacity, regardless of whether the Bylaws would permit indemnification. The Registrant also maintains an insurance policy insuring its directors and officers against liability for certain acts and omissions while acting in their official capacities.

Item 16. Exhibits

EXHIBIT NUMBER	EXHIBIT DESCRIPTION

4.1

Stock Purchase Agreement, dated as of December 1, 2004 by and between Viewpoint Corporation and the selling stockholders of Unicast Communications Corp., previously filed as Exhibit 2.2 to Form 10-K filed by Viewpoint Corporation on March 16, 2005.

4.2

Registration Rights Agreement, dated as of December 1, 2004, by and between Viewpoint Corporation and the selling stockholders of Unicast Communications Corp., previously filed as Exhibit 10.22 to Form 10-K filed by Viewpoint Corporation on March 16, 2005.

4.3

Stock Purchase Agreement, dated as of July 27, 2005 by and between Viewpoint Corporation and Federal Partners, L.P., previously filed as Exhibit 10.1 to Form 8-K filed by Viewpoint Corporation on July 28, 2005.

4.4

Registration Rights Agreement, dated as of July 27, 2005, by and between Viewpoint Corporation and Federal Partners, L.P., previously filed as Exhibit 10.2 to Form 8-K filed by Viewpoint Corporation on July 28, 2005.

5.1	Opinion of Andrew J. Graf with respect to the validity of the securities being offered.

23.1	Consent of Andrew J. Graf (included in Exhibit 5.1).

23.2	Consent of PricewaterhouseCoopers LLP, independent registered public accounting firm.

23.3	Consent of Tarlow & Co., C.P.A.’s

24	Power of Attorney (included on the signature page of this registration statement).

Item 17. Undertakings

The undersigned Registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:
(a)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended;
(b)

To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(c)

To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (1)(a) and (1)(b) do not apply if the registration statement is on Form S-3, Form S-8 or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934, as amended, that are incorporated by reference in the registration statement.

(2)

That, for the purpose of determining any liability under the Securities Act of 1933, as amended, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of this offering.
(4)

That, for purposes of determining any liability under the Securities Act of 1933, as amended, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions described under Item 15, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in New York, New York on September 8, 2005.

VIEWPOINT CORPORATION
By:	/s/ Patrick Vogt
Name: Patrick Vogt
Title: President and Chief Executive Officer

POWER OF ATTORNEY

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities and on the dates indicated. Each person whose name appears below hereby constitutes and appoints each of Patrick Vogt and William H. Mitchell, or either of them, each acting alone, such person’s true and lawful attorney-in-fact, with full power of substitution to sign for such person and in such person’s name and capacity indicated below, in connection with this Registrant’s registration statement on Form S-3, including to sign this registration statement and any and all amendments to this registration statement, including Post-Effective Amendments, and to file the same with the Securities and Exchange Commission, hereby ratifying and confirming such person’s signature as it may be signed by said attorneys-in-fact to any and all amendments.

SIGNATURE	TITLE	DATE

/s/ Patrick Vogt	Director, President and Chief Executive Officer	September 8, 2005
Patrick Vogt

/s/ William H. Mitchell	Senior Vice President and Chief Financial Officer	September 8, 2005
William H. Mitchell

/s/ Thomas Bennett	Director	September 8, 2005
Thomas Bennett

/s/ James E. Crabbe	Director	September 8, 2005
James E. Crabbe

/s/ Stephen M. Duff	Director	September 8, 2005
Stephen M. Duff

/s/ Samuel H. Jones, Jr.	Director	September 8, 2005
Samuel H. Jones, Jr.

SIGNATURE	TITLE	DATE

/s/ Dennis R. Raney	Director	September 8, 2005
Dennis R. Raney

/s/ Robert E. Rice	Chairman of the Board of Directors	September 8, 2005
Robert E. Rice

/s/ Christopher C. Duignan	Controller	September 8, 2005
Christopher C. Duignan

EXHIBIT INDEX

EXHIBIT NUMBER	EXHIBIT DESCRIPTION

4.1

Stock Purchase Agreement, dated as of December 1, 2004 by and between Viewpoint Corporation and the selling stockholders of Unicast Communications Corp., previously filed as Exhibit 2.2 to Form 10-K filed by Viewpoint Corporation on March 16, 2005.

4.2

Registration Rights Agreement, dated as of December 1, 2004, by and between Viewpoint Corporation and the selling stockholders of Unicast Communications Corp., previously filed as Exhibit 10.22 to Form 10-K filed by Viewpoint Corporation on March 16, 2005.

4.3

Stock Purchase Agreement, dated as of July 27, 2005 by and between Viewpoint Corporation and Federal Partners, L.P., previously filed as Exhibit 10.1 to Form 8-K filed by Viewpoint Corporation on July 28, 2005.

4.4

Registration Rights Agreement, dated as of July 27, 2005, by and between Viewpoint Corporation and Federal Partners, L.P., previously filed as Exhibit 10.2 to Form 8-K filed by Viewpoint Corporation on July 28, 2005.

5.1	Opinion of Andrew J. Graf with respect to the validity of the securities being offered.

23.1	Consent of Andrew J. Graf (included in Exhibit 5.1).

23.2	Consent of PricewaterhouseCoopers LLP, independent registered public accounting firm.

23.3	Consent of Tarlow & Co., C.P.A.’s

24	Power of Attorney (included on the signature page of this registration statement).